EXHIBIT 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Lisa Donegan	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x370	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS REPORTS FISCAL FIRST QUARTER SALES UP 23%, NET

EARNINGS INCREASED SHARPLY

Conference call to begin today at 4:30 p.m. ET

QUEENSBURY, N.Y. (October 7, 2004) – AngioDynamics, Inc. (Nasdaq NM: ANGO) today announced financial results for the thirteen weeks ended August 28, 2004.

Highlights of the first quarter of fiscal year 2005 (June through August) include:

•	Net sales growth of 23% over the first quarter of fiscal year 2004 to $13.1 million
•	Net earnings up 147% over the first quarter of fiscal year 2004 to $761,000
•	510(k) clearance from the U.S. Food and Drug Administration (FDA) for the MORPHEUS™CT PICC
•	Laser Venous System successfully re-branded

Net sales of $13.1 million for the fiscal year 2005 first quarter increased 23% compared with net sales of $10.6 million for the first quarter of fiscal year 2004. This increase was primarily due to strong growth from the Company’s newest products, along with continued market share gains across the entire product portfolio. VenaCure™, AngioDynamics’ precision laser system for the treatment of severe varicose veins, continues to sell extremely well under this new brand name. VenaCure procedure kit sales, along with the Company’s hemodialysis and vascular access products, were particularly strong contributors to the first quarter results.

Net earnings for the fiscal 2005 first quarter rose 147% to $761,000 or $0.06 per diluted share, compared with net earnings of $308,000, or $0.03 per diluted share, in the prior-year period.

“We are quite pleased with our revenue growth of over 23% from the prior year,” said Eamonn P. Hobbs, President and CEO of AngioDynamics. “We demonstrated strong market penetration with our newer product lines, and with continued sales growth in all our core products. Substantially all of the increase in our revenues was due to increased unit sales, with only 1.8% of the increase attributable to price increases over the prior year. Clearly our customers appreciate our innovative, category-leading products, and our sole focus to serve the interventional peripheral vascular disease marketplace will further address clinician needs and drive continued sales growth.”

Gross profit was up 26% to $7.0 million for the fiscal 2005 first quarter, compared with gross profit of $5.5 million for the prior-year first quarter. Gross margin for the fiscal 2005 quarter was 53.4%, up from 52.1% in the comparable 2004 quarter. The increase in gross margin was due to a favorable product mix and to increased production efficiencies.

Operating profit for the first quarter increased 35% to $1.3 million, compared with $943,000 in the first quarter of fiscal year 2004, and the operating margin increased by 180 basis points to 9.7% of net sales.

The effective tax rate for the quarter ended August 28, 2004 was 40.8%, compared with 55.2% for the quarter ended August 30, 2003. The decrease was primarily due to the elimination of non-deductible imputed interest expense recorded by us in the fiscal 2004 period, as a result of the capitalization by E-Z-EM of $13.1 million of our debt to E-Z-EM in connection with our initial public offering in May 2004. We subsequently repaid the remaining $3.0 million to E-Z-EM in June 2004.

Cash and cash equivalents were $20.7 million at August 28, 2004 compared to $1.7 million at the same time last year. The increase is due primarily to the proceeds received from the initial public offering including the exercise of the underwriters’ over-allotment option.

AngioDynamics’ parent company E-Z-EM, Inc., (AMEX: EZM) announced on August 19, 2004 that it had declared a special stock dividend to its shareholders of the 9.2 million shares of AngioDynamics common stock that it holds. The record date for the dividend is October 11, 2004 and the distribution date is October 30, 2004. This distribution will mark the completion of AngioDynamics’ spin-off from E-Z-EM.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 815-7177 toll-free from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be available for 48 hours following completion of the call by dialing (800) 642-1687 toll-free or (706) 645-9291, and entering reservation number 1232115. In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at http://investor.angiodynamics.com/. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products, and drainage products. AngioDynamics is a majority-owned subsidiary of E-Z-EM, Inc. (AMEX: EZM), a leading manufacturer of contrast agents for gastrointestinal radiology.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects”, “intends”, “anticipates”, “plans”, “believes”, “seeks”, “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance and future sales of the Company’s products, future actions by the Food and Drug Administration or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance of its products, foreign currency exchange rate fluctuations, the effects on pricing from competition, as well as the risk factors listed from time to time in the Company’s filings with the SEC, including but not limited to its fiscal Annual Report on Form 10-K for the fiscal year ended May 29, 2004, may affect the actual results achieved by the Company.

PRS 04 xxx

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

(a majority-owned subsidiary of E-Z-EM, Inc.)

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Thirteen weeks ended
	Aug 28, 2004	Aug 30, 2003
	(unaudited)
Net sales	$13,105	$10,630
Cost of goods sold	6,112	5,095

Gross profit	6,993	5,535

Operating expenses
Selling and administrative	4,595	3,841
Research and development	1,128	751

Total operating expenses	5,723	4,592

Operating profit	1,270	943
Interest income (expense), net	15	(256)

Earnings before income tax provision	1,285	687
Income tax provision	524	379

NET EARNINGS	$761	$308

Earnings per common share
Basic	$.07	$.03

Diluted	$.06	$.03

Weighted Average Common Shares
Basic	11,378,214	9,200,000
Diluted	11,789,971	9,471,975

AngioDynamics, Inc. and Subsidiary

(a majority-owned subsidiary of E-Z-EM, Inc.)

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	Aug 28, 2004	May 29, 2004
Assets	(2)	(1)

Current Assets
Cash, Cash Equivalents, and Debt Securities	$21,488	$2,484
Restricted Cash	101	101
Accounts Receivable, net	7,176	7,945
Stock subscription receivable		19,949
Inventories	9,216	8,545
Other current assets	1,222	1,351

Total current assets	39,203	40,375

Property, Plant & Equipment – at cost, net	7,450	7,343
Other Non-Current Assets	1,977	2,008

Total Assets	$48,630	$49,726

Liabilities and Stockholders’ Equity

Current Liabilities	$4,837	$9,394
Long-term Debt	3,060	3,100
Stockholders’ Equity	40,733	37,232

Total Liabilities and Stockholders’ Equity	$48,630	$49,726

(1)	Information derived from audited financial statements

(2)	Unaudited